Exhibit 12.1

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES
        STATEMENTS OF COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (Millions of Dollars, Except Ratios)

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


                                                                             Year Ended December 31,
                                            Nine Months     ------------------------------------------------------------
                                               Ended             2002         2001        2000         1999        1998
                                            September 30,        ----         ----        ----         ----        ----
                                                2003
                                                ----

Ratio of Earnings to Fixed Charges:
Earnings:
Income from continuing operations
  before income tax expense,
  minority interest in net income of
  Valero L.P., distributions on preferred
  securities of subsidiary trusts and
  income from equity investees............   $   786.6         $ 191.5      $ 913.0     $ 530.4      $ 17.9     $ (77.8)
Add:
 Fixed charges............................       301.7           408.9        143.2       114.6        80.2        53.7
 Amortization of capitalized interest.....         4.6             5.7          5.3         5.1         5.2         4.9
 Distributions from equity investees......        18.0             4.8          2.8         9.2         4.0         0.5
Less:
 Interest capitalized.....................       (16.3)          (16.2)       (10.6)       (7.4)       (5.8)       (5.3)
 Distributions on preferred securities
  of subsidiary trusts....................       (16.8)          (30.0)       (13.4)       (6.8)          -           -
 Minority interest in net income of
  Valero L.P..............................        (2.4)          (14.1)           -           -           -           -
                                               -------           -----      -------       -----       -----       -----
Total earnings............................   $ 1,075.4         $ 550.6    $ 1,040.3     $ 645.1     $ 101.5     $ (24.0)
                                               =======           =====      =======       =====       =====        ====

Fixed charges:
  Interest expense, net...................     $ 201.4         $ 285.7       $ 88.5      $ 76.3      $ 55.4      $ 32.5
  Interest capitalized....................        16.3            16.2         10.6         7.4         5.8         5.3
  Rental expense interest factor (1)......        67.2            77.0         30.7        24.1        19.0        15.9
  Distributions on preferred securities
    of subsidiary trusts..................        16.8            30.0         13.4         6.8           -           -
                                                 -----           -----        -----       -----        ----        ----
Total fixed charges.......................     $ 301.7         $ 408.9      $ 143.2     $ 114.6      $ 80.2      $ 53.7
                                                 =====           =====        =====       =====        ====        ====

Ratio of earnings to fixed charges........         3.6x            1.3x         7.3x        5.6x        1.3x          - (2)
                                                   ===             ===          ===         ===         ===        ====

Ratio of Earnings to Fixed Charges
   and Preferred Stock Dividends:
Total earnings............................   $ 1,075.4         $ 550.6    $ 1,040.3     $ 645.1     $ 101.5     $ (24.0)
                                               =======           =====      =======       =====       =====        ====

Total fixed charges.......................     $ 301.7         $ 408.9      $ 143.2     $ 114.6      $ 80.2      $ 53.7
Preferred stock dividends.................         1.3               -            -           -           -           -
                                                 -----           -----        -----       -----        ----        ----
Total fixed charges and
  preferred stock dividends...............     $ 303.0         $ 408.9      $ 143.2     $ 114.6      $ 80.2      $ 53.7
                                                 =====           =====        =====       =====        ====        ====

Ratio of earnings to fixed charges
 and preferred stock dividends............         3.5x            1.3x         7.3x        5.6x        1.3x          - (2)
                                                   ===             ===         ====         ===         ===          ==


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(1)  The interest portion of rental expense represents one-third of rents, which is deemed representative of the interest portion of rental expense.
(2) For the year ended December 31, 1998, earnings were insufficient to cover fixed charges by $77.7 million. This deficiency was due primarily to a $170.9 million pre-tax charge to write down the carrying amount of Valero's inventories to market value. Excluding the effect of the inventory write-down, the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends would have been 2.7x.